UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 7, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Files For Preliminary Injunction Against Republic First to Compel Release of Withheld Shareholder Information as Required Under Pennsylvania Law

Evidence of Deep Dysfunction at Bank Continues to Grow as NASDAQ Notifies Republic First It’s Out of Compliance and Auditor Requests Independent Investigation of Related-Party Transactions

CAMDEN, NJ: George E. Norcross, III, has filed a Motion for Preliminary Injunction and Specific Performance (the “Motion”) seeking to enforce his rights as a shareholder under Pennsylvania law to inspect certain books and records of defendant Republic First Bancorp, Inc. (“Republic First” or the “Company”). Norcross filed for the injunction in response to Republic First’s seeming refusal to provide Norcross, George B. Braca and Philip A. Norcross access to specific items, including, but limited to, a list of the Company’s shareholders. The Norcross Braca group first requested the information on February 16, 2022, more than six (6) weeks ago. On March 7, 2022, the group submitted a supplemental request and a third communication sent on March 21, 2022 demanding that the Company be fully transparent with its shareholders.

The Motion, filed in the Philadelphia Court of Common Pleas in connection with Norcross’ March 29 suit to compel Republic First to make available for inspection the Company’s books and records as is required under Pennsylvania law, comes amid growing evidence of Republic First’s deep dysfunction. Last week, Republic First notified the Securities and Exchange Commission (SEC) that its auditor requested an independent investigation on the very issue of related-party transactions and the Company, consequently, would be unable to file its required 10-K annual report in a timely manner. On April 1, 2022, the NASDAQ Stock Market (“Nasdaq”) notified the Company that it is no longer in compliance with the Nasdaq Listing Rules since the Company has not yet filed its 10-K.

This is the third time and at the third bank that Republic First CEO Vernon W. Hill, II has been accused of improper related-party transactions. Hill separated from the first two banks after great cost to the companies and their respective shareholders.

Norcross’ suit, filed on March 29, 2022 in the Philadelphia Court of Common Pleas, was necessitated after Republic First repeatedly failed to turn over the records or negotiate seriously for their release.

On March 8, 2022, the three leaders of the Norcross Braca group filed a lawsuit against Republic First, Board members Hill, Brian Tierney, Theodore J. Flocco, Jr., and Barry Spevak regarding alleged efforts to modify employment and compensation agreements in order to entrench Hill as Chairman and CEO and disenfranchise the Republic First shareholders. That lawsuit was filed less than one week after half of the members of the Republic First board issued a public letter raising concerns about self-dealing and related party transactions by Messrs. Hill, Flocco, Tierney, and Spevak, that the other board members “believe would be harmful to the Company and a number of constituent groups.” The suit is also pending in the Philadelphia Court of Common Pleas.

Please visit www.sec.gov [sec.gov] [sec.gov [sec.gov]] to obtain copies of any Schedule 13D and 14A filings by the group, as amended from time to time.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) at the upcoming 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS

OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov] [sec.gov [sec.gov]]